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                                                                      EXHIBIT 99

                         [WILLBROS GROUP, INC. LOGO]


                                             CONTACT: Michael W. Collier
NEWS RELEASE                                          Investor Relations Manager
                                                      Willbros USA, Inc.
                                                      (713) 403-8016

                                                      Jack Lascar
FOR IMMEDIATE RELEASE                                 Partner
                                                      DRG&E / (713) 529-6600


                    WILLBROS ANNOUNCES PRICING OF $65 MILLION
                  PRIVATE PLACEMENT OF CONVERTIBLE SENIOR NOTES

HOUSTON -- December 23, 2005 -- Willbros Group, Inc. (NYSE: WG) announced today that it has entered into a purchase agreement for a private placement of approximately $65 million aggregate principal amount of its 6.5% Convertible Senior Notes due 2012. The private placement is scheduled to close on December 23, 2005, subject to customary closing conditions. Willbros also granted to the investors a 90-day option to purchase up to an additional $19.5 million aggregate principal amount of the notes.

         The notes will mature on December 15, 2012, will not be subject to redemption and will pay interest semi-annually in arrears at the annual rate of 6.5%.

         Subject to certain limitations, the notes will be convertible at any time into shares of Willbros' common stock at a conversion rate of 56.9606 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $17.56 per share of common stock, subject to adjustment in certain circumstances. The initial conversion price represents a premium of approximately 10% to the $15.96 per share closing price of the Company's common stock on the New York Stock Exchange on December 22, 2005. Prior to the conversion of any of the notes, the Company may elect to deliver, in lieu of common stock, cash or a combination of cash and common stock in connection with the conversion of all of the notes.

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         The notes will be guaranteed by Willbros USA, Inc., a subsidiary of
Willbros Group, Inc.

         Willbros intends to use the net proceeds of the offering to retire existing indebtedness and provide additional liquidity to support working capital needs.

         The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or the shares of common stock issuable upon conversion of the notes, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

         Willbros Group, Inc. is an independent contractor serving the oil, gas and power industries, providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide.

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